CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2018, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended May 31, 2018 of AMG Managers Cadence Emerging Companies Fund and AMG Managers Cadence Mid Cap Fund, two of the series constituting AMG Funds III. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 28, 2018